Exhibit 99.1
PRESS RELEASE

For Immediate Release
Ormat Technologies Contact:	Investor Relations Contact
Dita Bronicki	Todd Fromer / Marybeth Csaby
CEO	KCSA Strategic Communications
775-356-9029	212-896-1215 / 212-896-1236
dbronicki@ormat.com	tfromer@kcsa.com / mcsaby@kcsa.com
Ormat Technologies, Inc. Reports Second Quarter 2009 Results
Q2 net income increased 32.3% to $16.0 million;
Q2 revenues increased 24.9% to $100.2 million;
RENO, Nevada, August 5, 2009 — Ormat Technologies, Inc. (NYSE: ORA) today announced record financial results for the second quarter of 2009.
Second Quarter Results
Total revenues for the second quarter were $100.2 million, compared to $80.2 million for the second quarter of 2008, an increase of 24.9%, which consisted of a 115.1% increase in revenues from the Product Segment, and a decline of 2.0% in revenue in the Electricity Segment.
For the quarter, the Company reported net income of $16.0 million, or $0.35 per share (basic and diluted), compared to net income of $12.1 million, or $0.28 per share (basic and diluted), for the second quarter of 2008. The increase in net income is primarily attributable to our Product Segment and some foreign currency translation gains.
Commenting on the quarter’s results, Dita Bronicki, Chief Executive Officer of Ormat, stated: “We are pleased with the growth of our business and the record revenues of $100.2 million in this quarter. Total generation for the quarter was strong, up 14% from the 2008 quarter. We produced 811,000 megawatt hours and 1,701,000 megawatt hours for the quarter and first six months, respectively, up from 712,000 megawatt hours and 1,444,000 megawatt hours, respectively, last year. Notwithstanding the strong growth in generation, total revenues in the Electricity Segment declined slightly due to the expected reduction in Puna revenues resulting from lower oil prices and the ongoing construction at Puna. Our Product Segment delivered another solid quarter which more than offset the reduction in the Electricity Segment.”
“During the quarter, we continued to make selective investments in land acquisition, which is fundamental to building a sustainable growth company with profitable results. Our strategy is to continue to invest in high potential land. Our growth initiatives continue moving forward, with new exploration occurring at several sites within the United States.” Ms. Bronicki continued.
Electricity revenues for the three-month period ended June 30, 2009 were $60.6 million compared to $61.8 million in the year ago period, a decrease of 2.0%. The decrease in electricity revenues is primarily attributable to lower energy rates at Puna, due to lower oil prices and to the expiration of the “adder”, an additional energy rate paid to us under the Heber 2 power purchase agreement.

Revenues from the Product Segment totaled $39.7 million for the quarter, compared to $18.4 million in 2008.
Adjusted EBITDA for the second quarter of 2009 was $32.3 million, compared to $29.2 million in the same quarter last year. Adjusted EBITDA includes operating income and depreciation and amortization totaling $1.2 million and $1.3 million for the quarters ended June 30, 2009 and 2008, respectively, related to the Company’s unconsolidated investment interest of 50% in the Mammoth Project in California. The reconciliation of GAAP net income to Adjusted EBITDA is set forth below in this release. Cash and cash equivalents as of June 30, 2009 increased to $46.0 million from $34.4 million as of December 31, 2008.
On August 5, 2009, Ormat’s Board of Directors approved the payment of a quarterly cash dividend of $0.06 per share pursuant to the Company’s dividend policy, which targets an annual payout ratio of at least 20% of the Company’s net income, subject to Board approval. The dividend will be paid on August 27, 2009 to shareholders of record as of the close of business on August 18, 2009. The Company expects to pay a dividend of $0.06 per share in the next quarter as well.
Commenting on the outlook for 2009, Ms. Bronicki said, “Following our second quarter earnings results, we are increasing our guidance for 2009. We expect our total revenues to increase to between $382 million and $400 million. With the delay in the commercial operation of North Brawley, we expect our 2009 Electricity Segment revenues to be between $252 million and $260 million. We also expect additional revenues of approximately $9 million from our share of electricity revenues generated by Mammoth that is accounted for under the equity method. With regard to our Product Segment, we are increasing our guidance for 2009 revenues and expect them to now be between $130 million and $140 million.”
Ms. Bronicki concluded, “This has been another good quarter for Ormat. During the quarter and subsequently, we were able to raise additional project financing and corporate loans of over $80 million to fund our growth. In addition, the recently announced regulations for the ITC cash grant and the expected regulations for the U.S. Department of Energy loan guaranty reflect a further increase in governmental support for the renewable energy industry, and Ormat is well positioned to take advantage of it.”
Six-Month Results
For the six-month period ended June 30, 2009, total revenues were $200.1 million, an increase of 33.8% from $149.6 million in the same period last year. Net income for the period was $30.5 million, an increase of 38.1% from $22.1 million in the same period last year. Earnings per share (diluted) for the first half of 2009 was $0.67, compared to $0.52 in the first half of 2008.
Electricity Segment revenues for the six-month period ended June 30, 2009 were $123.2 million, compared to $121.3 million in the same period a year ago. Product Segment revenues for the first half of 2009 were $76.9 million, compared to $28.3 million in the same period in 2008.
Adjusted EBITDA for the six-month period was $68.2 million, compared to $56.7 million in the same period a year ago. Adjusted EBITDA includes consolidated EBITDA and the Company’s share in the operating income and depreciation and amortization totaling $2.7 million and $2.8 million for the six months ended June 30, 2009 and 2008, respectively, related to the Company’s unconsolidated investment interest of 50% in the Mammoth project in California. The reconciliation of GAAP net income to Adjusted EBITDA is set forth below in this release.

Conference Call Details
Ormat will host a conference call to discuss its financial results and other matters discussed in this press release at 10:00 A.M. EDT on Thursday, August 6, 2009. The call will be available as a live, listen-only webcast at www.ormat.com. During the webcast, management will refer to slides that will be posted on the web site. The slides and accompanying webcast can be accessed through the Event Calendar in the Investor Relations section of Ormat’s website.
A 30-day archive of the webcast will be available approximately 2 hours after the conclusion of the live call. A replay will be available from 10:00 a.m. EDT on August 6, 2009 through 11:59 p.m. EDT, August 13, 2009. Please call: (800) 642-1687 (U.S. and Canada) or (706) 645-9291 (International) and enter the code 20233844.
About Ormat Technologies
Ormat Technologies, Inc. is the only vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. The Company has more than four decades of experience in the development of environmentally-sound power, primarily in geothermal and recovered-energy generation. Ormat products and systems are covered by 75 U.S. patents. Ormat has built over approximately 1,200 MW of plants half for its own account and half as supplies to utilities and developers. Ormat current generating portfolio includes the following geothermal and recovered energy-based power plants: in the United States — Brady, Heber, Mammoth, Ormesa, Puna, Steamboat, OREG 1, OREG 2 and Peetz; in Guatemala — Zunil and Amatitlan; in Kenya — Olkaria; in Nicaragua — Momotombo and in New Zealand — GDL.
Ormat’s Safe Harbor Statement
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2009.
These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Ormat Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the Three and Six-Month Periods Ended June 30, 2009 and 2008
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008 (1)	2009	2008 (1)
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
Revenues:
Electricity	$60,562	$61,774	$123,200	$121,293
Product	39,673	18,447	76,924	28,315

Total revenues	100,235	80,221	200,124	149,608

Cost of revenues:
Electricity	44,958	41,506	88,842	80,182
Product	27,242	15,704	51,485	23,754

Total cost of revenues	72,200	57,210	140,327	103,936

Gross margin	28,035	23,011	59,797	45,672

Operating expenses:
Research and development expenses	2,487	785	3,288	1,481
Selling and marketing expenses	3,215	2,020	7,516	5,539
General and administrative expenses	5,582	5,925	13,117	11,952

Operating income	16,751	14,281	35,876	26,700

Other income (expense):
Interest income	276	1,052	428	2,098
Interest expense, net	(4,415)	(4,851)	(7,705)	(9,637)
Foreign currency translation and transaction gains (losses)	2,569	(1,359)	9	(1,542)
Income attributable to sale of equity interests	4,366	4,848	8,534	8,164
Other non-operating income, net	550	309	400	21

Income before income taxes and equity in income of investees	20,097	14,280	37,542	25,804

Income tax provision	(4,478)	(2,613)	(7,967)	(4,684)
Equity in income of investees, net	355	408	905	947

Net income	15,974	12,075	30,480	22,067
Net loss attributable to noncontrolling interest	77	86	156	158

Net income attributable to the Company’s stockholders	$16,051	$12,161	$30,636	$22,225

Earnings per share attributable to the Company’s stockholders:
Basic	$0.35	$0.28	$0.68	$0.52

Diluted	$0.35	$0.28	$0.67	$0.52

Weighted average number of shares used in computation of earnings per share attributable to the Company’s stockholders:
Basic	45,369	43,828	45,361	42,995

Diluted	45,451	43,978	45,425	43,127

(1)	Amounts have been reclassified to reflect the implementation of SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.

Ormat Technologies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
As of June 30, 2009 and December 31, 2008
(Unaudited)

	June 30,	December 31,
	2009	2008 (1)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$46,028	$34,393
Restricted cash, cash equivalents and marketable securities	35,255	24,439
Receivables:
Trade	53,323	49,839
Related entities	477	338
Other	16,758	15,654
Due to Parent	1,951	1,085
Inventories, net	14,609	13,724
Costs and estimated earnings in excess of billings on uncompleted contracts	14,622	6,982
Deferred income taxes	3,746	3,003
Prepaid expenses and other	8,451	16,222

Total current assets	195,220	165,679
Long-term marketable securities	2,053	1,994
Restricted cash, cash equivalents and marketable securities	2,983	2,951
Unconsolidated investments	33,425	30,559
Deposits and other	17,209	16,876
Deferred income taxes	14,157	13,965
Property, plant and equipment, net	972,433	958,186
Construction-in-process	469,069	386,501
Deferred financing and lease costs, net	22,911	19,240
Intangible assets, net	43,297	44,853

Total assets	$1,772,757	$1,640,804

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$79,367	$103,336
Billings in excess of costs and estimated earnings on uncompleted contracts	14,584	15,670
Current portion of long-term debt:
Limited and non-recourse	18,290	6,676
Senior secured notes (non-recourse)	19,896	20,085
Due to Parent, including current portion of notes payable to Parent	9,650	16,616

Total current liabilities	141,787	162,383
Long-term debt, net of current portion:
Limited and non-recourse	124,912	7,814
Revolving credit lines with banks (full recourse)	120,000	100,000
Senior secured notes (non-recourse)	244,588	252,060
Notes payable to Parent, net of current portion	—	9,600
Liability associated with sale of equity interests	108,616	113,327
Deferred lease income	73,809	74,427
Deferred income taxes	41,431	33,231
Liability for unrecognized tax benefits	4,077	3,425
Liabilities for severance pay	17,454	17,640
Asset retirement obligation	13,958	13,438

Total liabilities	890,632	787,345

Equity:
The Company’s stockholders’ equity:
Common stock	46	45
Additional paid-in capital	704,854	701,273
Retained earnings	170,409	144,465
Accumulated other comprehensive income (loss)	(59)	645

	875,250	846,428
Noncontrolling interest	6,875	7,031

Total equity	882,125	853,459

Total liabilities and equity	$1,772,757	$1,640,804

(1)	Amounts have been reclassified to reflect the implementation of SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.

Ormat Technologies, Inc. and Subsidiaries
Reconciliation of adjusted EBITDA
(Unaudited)
We calculate EBITDA as net income before interest, taxes, depreciation and amortization, equity income of investees and other non-operating expense (income). We calculate adjusted EBITDA to include operating income, depreciation and amortization, interest and taxes attributable to our equity investments in the Mammoth complex. EBITDA and adjusted EBITDA are not measurements of financial performance under accounting principles generally accepted in t he United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a Company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and adjusted EBITDA differently than we do. The following table reconciles net income to EBITDA and adjusted EBITDA, for the three and six-month periods ended June 30, 2009 and 2008:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(in thousands)		(in thousands)
Net income	$15,974	$12,075	$30,480	$22,067
Adjusted for:
Equity in income of investees	(355)	(408)	(905)	(947)
Interest expense, net (including amortization of deferred financing costs)	4,139	3,799	7,277	7,539
Other non-operating income	(7,485)	(3,798)	(8,943)	(6,643)
Income tax provision	4,478	2,613	7,967	4,684
Depreciation and amortization	14,382	13,601	29,615	27,232

EBITDA	31,133	27,882	65,491	53,932
Equity in income of Mammoth-Pacific L.P.	355	408	905	947
Depreciation, amortization, interest and taxes attributable to the Company’s equity in Mammoth-Pacific L.P.	834	918	1,823	1,837

Adjusted EBITDA	$32,322	$29,208	$68,219	$56,716